Exhibit 10.1

October 2, 2018

Ms. Katherine Breedis

[address]

Dear Katherine:

This letter shall formalize our offer of employment with MeiraGTx (the “Company”) as a Chief Financial Officer, reporting to Alexandria Forbes, Chief Executive Officer. We would like for your employment to begin on or about October 2, 2018. As a condition of employment, you are required to submit a countersigned copy of this letter and satisfactory completion of the other employee-related contingencies described below on or prior to your start date.

The following information generally outlines certain terms and conditions of your employment with the Company.

Base Salary: Your starting base salary will be $365,000 per annum, which will be paid (less applicable withholding) in accordance with the Company’s then-current payroll policy. The Company currently pays its employees on a bi-weekly basis.

Guaranteed Incentives: You will be eligible for 40,000 sign-on options, based on approval of the Board of Directors and outside counsel for MeiraGTx. Further information regarding vesting and pricing will be provided after your start date.

Discretionary Incentives: You may be entitled to participate in our annual, discretionary year-end incentive compensation plan which may include a cash bonus and/or equity options. These incentives will be commensurate with your position and based upon your performance and the Company’s performance, as determined by management. You will be eligible for a 40% target bonus, based on your performance as well as the Company’s performance.

Vacation: You will be entitled to participate in the current Paid Time Off Program followed by the Company.

401(k): A 401(k) plan is available to eligible employees after three full months of service; additional information regarding the plan will be provided if you become eligible for participation.

Benefits: You will be eligible for benefits provided by the Company, from time to time, to its employees.

Ms. Breedis	October 2, 2018

Page Two

At-Will Employment Status: Your employment will be “at-will.” This means that if you accept this offer of employment, we may terminate your employment for any reason, at any time, with or without notice, with or without cause, and you may not be entitled to any severance or other compensation. Similarly, you are free to resign at any time, for any reason or for no reason, in which case you may likewise not be entitled to any severance or other compensation.

Employment Contingencies: This offer is contingent upon (i) your signing the Non-Disclosure Agreement and the Employee Confidentiality and Inventions Agreement, in each case between you and us (copies attached) (together, the “Employee Agreements”), (ii) passing a pre-employment drug test, and (iii) the Company receiving a satisfactory background check and provision of proof that you may lawfully be employed in this country.

In making this offer of employment, the Company has relied on your representations that (a) you are not subject to any non-competition arrangement or other restrictive covenants that might affect your employment by the Company as contemplated by this letter, (b) you shall not disclose to the Company any proprietary or confidential information belonging to any other party, (c) you are free to accept this offer of employment and to perform the duties contemplated herein and commensurate with the offered position and (d) your employment with the Company will not violate or conflict with any other obligation or arrangement to which you are a party.

This letter, along with the Employee Agreements, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. Any employment policies represented herein may be modified from time to time at the Company’s sole discretion

We look forward to working with you.

/s/ Richard Giroux
Richard Giroux
Chief Operating Officer

AGREED AND ACKNOWLEDGED this 2nd day of October 2018

/s/ Katherine Breedis
Katherine Breedis

MeiraGTx ● 430 East 29th Street ● New York, NY 10016 ● Tel. 646.490.2965